Exhibit 99.1

Vericel Corporation
64 Sidney Street
Cambridge, MA 02139
T617 252-7999 F 617 252-7550
www.vcel.com

Vericel Reports Second-Quarter 2015 Financial Results

Total Revenues of $13.6 Million Reported for the Second Quarter

Carticel and Epicel Revenues Increase 31% Compared to Second Quarter 2014

Conference Call Today at 8:00am Eastern Time

CAMBRIDGE, Mass., August 12, 2015 (GLOBE NEWSWIRE) — Vericel Corporation (NASDAQ: VCEL), a leading developer of patient-specific expanded cellular therapies for the treatment of severe diseases and conditions, today reported financial results for the quarter ended June 30, 2015.  Total revenues for the second quarter were generated primarily from net sales of Carticel® (autologous cultured chondrocytes) implants and surgical kits and Epicel® (cultured epidermal autografts), which were acquired on May 30, 2014 as part of the acquisition of Sanofi’s cell therapy and regenerative medicine business.

Total revenues for the quarter ended June 30, 2015 were $13.6 million and included $9.1 million in net sales of Carticel implants and surgical kits and $4.3 million in net sales of Epicel.  Total Carticel and Epicel net product revenues in the second quarter increased approximately 31% over pro-forma second-quarter net product revenues in 2014.  For the first half of 2015, total Carticel and Epicel net product revenues increased approximately 17% over pro-forma net product revenues for the same period in 2014.

Gross profit for the quarter ended June 30, 2015 was $6.7 million, or 49% of total revenues, including sales by the company’s Marrow Donation LLC subsidiary.  Gross profit for the core therapeutics business for the quarter was 50% of net product revenues.  Gross Profit for the quarter was reduced by 2.5% due to an inventory adjustment resulting from the implementation of an enterprise resource planning system.

Research and development expenses for the quarter ended June 30, 2015 were $3.4 million versus $4.4 million for the same period a year ago.  The decrease in second-quarter research and development expenses is primarily due to a reduction in expenses associated with the ongoing ixCELL-DCM clinical trial, offset by the addition of personnel and other expenses associated with Epicel, Carticel and MACI™ (matrix-applied characterized autologous cultured chondrocytes).

Selling, general and administrative expenses for the quarter ended June 30, 2015 were $5.6 million compared to $3.6 million for the same period a year ago.  The increase in SG&A expenses is primarily due to incurring a full quarter of sales and marketing expenses associated with the acquired business in the second quarter of 2015 compared to one month of sales and marketing expenses for the same period in 2014.

Loss from operations for the quarter ended June 30, 2015 was $2.3 million compared to $8.5 million for the same period a year ago.  Material non-cash items impacting the operating loss for the quarter included $0.7 million of stock-based compensation expense and $0.3 million in depreciation and amortization expense.  Material expenditures not impacting the operating loss for the quarter include $1.2 million in capital expenditures related to the integration and upgrade of new and existing information technology systems.

Other income for the quarter ended June 30, 2015 was $0.1 million compared to $3.9 million for the same period a year ago.  The change in other income for the quarter is primarily due to a bargain purchase gain of $3.6 million associated with the acquisition of the acquired business in the quarter ended June 30, 2014.

Vericel reported a net loss for the quarter ended June 30, 2015 of $2.2 million, or $0.16 per share, compared to a net loss of $4.6 million, or $0.94 per share, for the same period in 2014.

As of June 30, 2015, the company had $20.2 million in cash compared to $30.3 million in cash at December 31, 2014.

Recent Business Highlights

During and since the second quarter of 2015, the company:

•                  Achieved 31% and 17% growth in total Carticel and Epicel net product revenues in the second quarter and first half of 2015, respectively, versus pro-forma net product revenues for the same periods in 2014;

•                  Achieved gross margins of 50% of total net revenues for the core therapeutics business in the second quarter of 2015, including a 2.5% reduction due to a one-time inventory adjustment;

•                  Announced plans following discussions with the U.S. Food and Drug Administration (FDA) to submit a Biologics License Application (BLA) to the FDA by the end of 2015 for MACI for the treatment of focal chondral cartilage defects in the knee; and

•                  Announced plans following discussions with the FDA to submit a Humanitarian Device Exemption (HDE) supplement to the FDA in the fourth quarter of 2015 to revise the labeled indications for use of Epicel to specifically include pediatric patients and to add pediatric labeling for Epicel.

“Vericel had an outstanding second quarter with strong commercial business results and significant advancement of our key regulatory initiatives,” said Nick Colangelo, Vericel’s president and chief executive officer.  “The strong quarterly revenue growth is the result of commercial initiatives that we have implemented over the past year and demonstrates that both Epicel and Carticel still have significant growth potential.  Equally important, as revenues increase, we continue to achieve gross margin improvements which are critical to our overall plan to drive the business to profitability.  We also made considerable progress in advancing our key regulatory priorities of bringing MACI to market in the U.S. as rapidly as possible and obtaining a pediatric label change for Epicel, two initiatives that offer significant potential growth opportunities for the company in the years ahead.”

Conference Call Information

Today’s conference call will be available live at 8:00am Eastern time in the Investors section of the Vericel website at http://investors.vcel.com/events.cfm.  Please access the site at least 15 minutes prior to the scheduled start time in order to download the required audio software if necessary. To participate in the live call by telephone, please call (877) 312-5881 and reference Vericel Corporation second-quarter 2015 investor conference call.  If calling from outside the U.S., please use the international phone number (253)237-1173.

If you are unable to participate during the live call, the webcast will be available at http://investors.vcel.com/events.cfm until August 12, 2016.  A replay of the call will also be available until 11:59 pm (EDT) on Sunday, August 16, 2015 by calling (855)859-2056, or from outside the U.S. (404)537-3406.  The conference ID is 83124058.

About Vericel Corporation

Vericel Corporation (formerly Aastrom Biosciences, Inc.) is a leader in developing patient-specific expanded cellular therapies for use in the treatment of patients with severe diseases and conditions.  The company markets two autologous cell therapy products in the U.S.: Carticel® (autologous cultured chondrocytes), an autologous chondrocyte implant for the treatment of cartilage defects in the knee, and Epicel® (cultured epidermal autografts), a permanent skin replacement for the treatment of patients with deep-dermal or full-thickness burns comprising greater than or equal to 30% of total body surface area.  Vericel is also developing MACI™, a third-generation autologous chondrocyte implant for the treatment of cartilage defects in the knee, and ixmyelocel-T, a patient-specific multicellular therapy for the treatment of advanced heart failure due to ischemic dilated cardiomyopathy.  For more information, please visit the company’s website at www.vcel.com.

The Vericel Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=29189.

This document contains forward-looking statements, including, without limitation, statements concerning anticipated progress, objectives and expectations regarding the commercial potential of our products, and revenue trends and gross margin improvements, intended product development, clinical activity timing and regulatory pathway and timing, integration of the acquired business, and objectives and expectations regarding our company described herein, all of which involve certain risks and uncertainties. These statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “intends,” “estimates,” “plans,” “expects,” “we believe,” “we intend,” and similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “potential,” “can continue,” “could,” “may,” or similar expressions. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with competitive developments, integration of the acquired business, clinical trial and product development activities, regulatory approval requirements, the availability and allocation of resources among different potential uses, estimating the commercial potential of our products and product candidates and growth in revenues and improvement in costs, market demand for our products, and our ability to supply or meet customer demand for our products. These and other significant factors are discussed in greater detail in Vericel’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission (“SEC”) on March 25, 2015, Quarterly Reports on Form 10-Q and other filings with the SEC. These forward-looking statements reflect management’s current views and Vericel does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

CONTACT:

Chad Rubin

The Trout Group

crubin@troutgroup.com

(646) 378-2947

or

Lee Stern

The Trout Group

lstern@troutgroup.com

(646) 378-2922

VERICEL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, amounts in thousands)

	June 30,	December 31,
	2015	2014
ASSETS
Current assets:
Cash	$20,218	$30,343
Accounts receivable (net of allowance for doubtful accounts of $91 and $40, respectively)	8,980	8,191
Inventory	2,078	1,920
Other current assets	2,270	1,036
Total current assets	33,546	41,490
Property and equipment, net	4,616	2,892
Intangible assets	3,057	3,197
Total assets	$41,219	$47,579
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,120	$5,824
Accrued expenses	3,258	4,714
Warrant liabilities	1,286	1,081
Other	154	210
Total current liabilities	10,818	11,829
Long term debt	91	109
Other long-term liabilities	66	—
Total liabilities	10,975	11,938
COMMITMENTS AND CONTINGENCIES
Shareholders’ equity:
Series B-2 voting convertible preferred stock, no par value: shares authorized and reserved — 39, shares issued and outstanding — 12	38,389	38,389
Common stock, no par value; shares authorized — 75,000; shares issued and outstanding — 23,787	306,625	305,008
Other comprehensive loss	(71)	(71)
Accumulated deficit	(314,699)	(307,685)
Total shareholders’ equity	30,244	35,641
Total liabilities and shareholders’ equity	$41,219	$47,579

VERICEL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, amounts in thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues:
Product sales	$13,590	$4,432	$24,439	$4,432
Total revenues	13,590	4,432	24,439	4,432
Costs and expenses:
Cost of product sales	6,901	5,009	12,469	5,009
Gross profit	6,689	(577)	11,970	(577)
Research and development	3,369	4,364	7,746	7,635
Selling, general and administrative	5,585	3,581	11,061	4,954
Total operating expenses	8,954	7,945	18,807	12,589
Loss from operations	(2,265)	(8,522)	(6,837)	(13,166)
Other income (expense):
Decrease (increase) in fair value of warrants	112	248	(205)	(1,104)
Bargain purchase gain	—	3,634	—	3,634
Foreign currency translation gain (loss)	(6)	—	10	—
Interest income	9	4	22	6
Interest expense	(2)	(2)	(4)	(3)
Total other income (expense)	113	3,884	(177)	2,533
Net loss	$(2,152)	$(4,638)	$(7,014)	$(10,633)

Net loss per share attributable to common shareholders (Basic and Diluted)	$(0.16)	$(0.94)	$(0.43)	$(2.18)
Weighted average number of common shares outstanding (Basic and Diluted)	23,786	6,518	23,786	6,195